Exhibit 1.A(9)(d)(5)
NOVATION AGREEMENT
     THIS NOVATION AGREEMENT (this “Agreement”), dated as of the Effective Time (as defined herein), by and among American Century Investment Services, Inc., the distributor (“Distributor”) of the American Century family of mutual funds (the “Funds”), American Century Services, LLC, the transfer agent (“Transfer Agent”) of the Funds, and Farm Bureau Life Insurance Company, (“Company”).
RECITALS
     WHEREAS, Distributor, Transfer Agent and Company are parties to a certain Dealer/Agency Agreement, Services Agreement, or other agreement with respect to the Funds as listed on Exhibit A (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Original Agreement”);
     WHEREAS, according to its terms and as required by the Investment Company Act of 1940, as amended (the “Act”), the Original Agreement was automatically terminated on February 16, 2010 (“Termination Date”) as a result of a deemed assignment of the Original Agreement by the Distributor;
     WHEREAS, Distributor, Transfer Agent and Company all wish to enter into a new agreement on the same terms as the Original Agreement, effective as of the Termination Date; and
     WHEREAS, the parties intend that this Agreement act as a novation, pursuant to which (i) the Original Agreement between the parties was terminated on and as of the Effective Time (as defined below) on the Termination Date and (ii) a new agreement will be formed by and between the parties, on precisely the same terms as the Original Agreement.
     NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:
          (1) At 12:00 a.m. Eastern Time on the Termination Date (the “Effective Time”) a new agreement shall be deemed to have been formed by and between Distributor, Transfer Agent and Company on the same terms as the Original Agreement.
          (2) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each party to this Agreement has executed a copy of this Agreement, this Agreement shall be considered fully executed and effective, nothwithstanding that all parties have not executed the same copy.
     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the Effective Time.
Farm Bureau Life Insurance Company
(Intermediary Name)

By:	/s/ Rich Kypta

Name:	Rich Kypta
Title:	Executive Vice President
Date:	03/12/2010

AMERICAN CENTURY INVESTMENT SERVICES, INC.		AMERICAN CENTURY SERVICES, LLC

By:	/s/ Cindy A. Johnson	By:	/s/ Janet A. Nash

Name:	Cindy A. Johnson	Name:	Janet A. Nash
Title:	Vice President, National Accounts	Title:	Vice President, Associate General Counsel
Date:	February 23, 2010	Date:	February 23, 2010

EXHIBIT A
ORIGINAL AGREEMENTS
Participation Agreement dated September 26, 2001, between Farm Bureau Life Insurance Company and American Century Investment Services, Inc.
Amendment No. 1 dated April 1, 2004 to the Participation Agreement dated September 26, 2001.
Shareholder Services Agreement dated September 26, 2001 between Farm Bureau Life Insurance Company and American Century Investment Services, Inc.
Amendment No. 1 dated April 1, 2004 to the Shareholder Services Agreement dated September 26, 2001.
Amendment No. 2 dated April 28, 2006 to the Shareholder Services Agreement dated September 26, 2001, as amended April 1, 2004.
Confidentiality Agreement dated January 12, 2004 between Farm Bureau Life Insurance Company and American Century Investment Services, Inc.
Shareholder Information Agreement dated April 16, 2007 between Farm Bureau Life Insurance Company and American Century Investment Services, Inc.